Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS ANNOUNCES APPOINTMENT OF

CHIEF OPERATING OFFICER AND CHIEF REVENUE OFFICER

Midlothian, TX. September 22, 2022 – Ennis, Inc. (the “Company”), (NYSE: EBF), announced today that Mr. Wade Brewer has been appointed to the position of Chief Operating Officer and Mr. Terry Pennington has been appointed as Chief Revenue Officer. Mr. Brewer and Mr. Pennington will continue reporting to Keith Walters, Chairman, President and CEO of Ennis.

Mr. Brewer brings a total of 38 years of print industry experience to the Chief Operating Officer position. He has served as Ennis' Director of Manufacturing since 2021 and before that, held the title of Business Unit Director for nine years, helping manage all of the company's 50+ production facilities. Mr. Brewer started his printing career in 1984 at Transkirt as a Senior Product Manager and played an integral part in developing their pressure seal products. Mr. Brewer has also previously held management positions at Ward Kraft, Cenveo, and PrintXcel. During his time with Cenveo, he held the title of Director of Manufacturing and Vice President of Operation – Documents division, where he oversaw 11 different plants, all of which are a part of Ennis today.

Mr. Pennington served in various senior and executive management roles in the printing sector for 26 years before joining Ennis, Inc. in 2006. Mr. Pennington was initially responsible for 15 Ennis printing facilities until 2010 when he assumed Vice President of Sales. As V.P. of Sales, he was responsible for managing the company’s Regional Sales Managers and supporting the sales efforts of Ennis' 35,000 independent distributors. Mr. Pennington is a part of the acquisition team that has helped the company diversify the company’s product offerings including envelope manufacturing over 10 years ago. He has played a role in expanding the company’s sales of labels, tags, and commercial print during his tenure by acquisition or new product offerings.

Keith S. Walters, Chairman, President, and Chief Executive Officer noted, “Both Mr. Brewer and Mr. Pennington have proven themselves to be of tremendous value to the company within their respective roles. We are pleased to have these two new officers with such deep industry experience and knowledge helping lead our company.”

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com